Exhibit 5

JACKSON L. MORRIS
Attorney at Law
Admitted in Florida and Georgia (inactive)

September 1, 2010

Board of Directors
Bella Petrella’s Holdings, Inc.
206 East Long Boat Boulevard
Tampa, Florida 33615

Gentlemen:

I have acted, at your request, as special counsel to Bella Petrella’s Holdings, Inc. (“Bella Petrella’s”), a Florida corporation, for the purpose of rendering an opinion as to the legality of 9,107,917 shares of Bella Petrella’s's common stock, par value $0.01 per share, to be offered and sold by Kodiak Capital Group, LLC and certain other “selling stockholders” (the “Shares”) named in a registration statement to be filed by Bella Petrella’s with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1 for the purpose of registering the offer and sale of the Shares (“Registation Statement”).

For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Bella Petrella’s and all amendments thereto, the Bylaws of Bella Petrella’s, selected proceedings of the board of directors of Bella Petrella’s authorizing the issuance of the Shares and appointing Routh Stock Transfer Corporation, Plano, Texas (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as Bella Petrella’s's transfer agent, certificates of officers of Bella Petrella’s and of public officials, records of the Transfer Agent and such other documents of Bella Petrella’s and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized, validly issued, fully paid and non assessable, in accordance with the requirements set forth in §607.0621, Fla. Stat. the Florida Business Corporation Act.

I am a holder of 50,000 of Bella Petrella’s’s shares.

I have not examined the draft Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Florida corporation law; and, I so not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement, when filed, and to the reference thereto under the heading “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

3116 West North A Street ® Tampa, Florida  33609-1544 ® 813–874–8854 ® Cell 813–892–5969
Fax 800–310–1695  ®  e-mail: jmorris8@tampabay.rr.com; jackson.morris@rule144solution.com
www.Rule144Solution.com
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